Designated Filer:	Basswood Partners, L.L.C.
Issuer & Ticker Symbol:	Bridge Bancorp, Inc. [BDGE]
Date of Event Requiring Statement:	December 3, 2015

Basswood Partners, L.L.C.

By:	/s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member

Basswood Enhanced Long Short GP, LLC

By:	/s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member